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                                                                    EXHIBIT 23.5

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Collins & Aikman Corporation for the Registration of up to 5,810,131 Common Stock Rights of Collins & Aikman Corporation Common Stock, and to the incorporation by reference therein of our report dated August 24, 2001, with respect to the combined financial statements of the Operating Businesses of the Becker Group and its Predecessors included in Collins & Aikman Corporation's Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 17, 2001.

                                        /s/ Ernst & Young LLP

Detroit, Michigan
June 21, 2002